                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

        / /     Preliminary Proxy Statement

        / /     Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)(2))

        / /     Definitive Proxy Statement

        / /     Definitive Additional Materials

        /X/     Soliciting Material Under Rule 14a-12

                            WHITEHALL JEWELLERS, INC.
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                (Name of Registrant as Specified in Its Charter)

                            NEWCASTLE PARTNERS, L.P.
                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                         NEWCASTLE CAPITAL GROUP, L.L.C.
                              JWL ACQUISITION CORP.
                                 MARK E. SCHWARZ
                                 STEVEN J. PULLY
                                 JOHN P. MURRAY
                                 MARK A. FORMAN
                                MARK J. MORRISON
                               CLINTON J. COLEMAN
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

        Payment of Filing Fee (Check the appropriate box):

        /X/     No fee required.

        / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                and 0-11.

        (1)     Title of each class of securities to which transaction applies:

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        (2)     Aggregate number of securities to which transaction applies:

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        (3)     Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4)     Proposed maximum aggregate value of transaction:

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        (5)     Total fee paid:

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        / /     Fee paid previously with preliminary materials:

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        / /     Check box if any part of the fee is offset as provided by
                Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
                schedule and the date of its filing.

        (1)     Amount previously paid:

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        (2)     Form, Schedule or Registration Statement No.:

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        (3)     Filing Party:

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        (4)     Date Filed:

         Newcastle  Partners,  L.P.  ("Newcastle"),   together  with  the  other
participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and Exchange  Commission  ("SEC") in  connection  with the preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes against proposals of Whitehall Jewellers,  Inc. (the
"Company")  relating to a pending financing  transaction between the Company and investment  funds  managed by Prentice  Capital  Management,  L.P.  and Holtzman
Opportunity Fund, L.P. and for the election of its slate of director nominees at a special meeting of stockholders scheduled for January 19, 2006.

         Item 1: On December 20, 2005,  Newcastle delivered the following letter to the Special Committee of the Board of Directors of the Company.

                            NEWCASTLE PARTNERS, L.P.
                         300 CRESCENT COURT, SUITE 1110
                               DALLAS, TEXAS 75201
                       (214) 661-7474 o Fax (214) 661-7475

                                                        December 20, 2005

Via Facsimile and Federal Express
Mr. Daniel H. Levy
Chairman of the Special Committee of the Board of Directors
Whitehall Jewellers, Inc.
155 North Wacker Drive
Chicago, Illinois 60606

Dear Dan:

         Thank you for your December 16, 2005 letter.  Newcastle Partners,  L.P.
("Newcastle") is disappointed that the Board of Directors (the "Board") persists in failing to acknowledge that Newcastle's  proposal is a superior  proposal for
Whitehall  Jewellers,  Inc. (the "Company" or "Whitehall") and its stockholders.
As stated in our letter  dated  December 9, 2005,  Newcastle  has been ready and waiting to meet with the Board and its representatives to address any legitimate concerns  regarding  our  offer.  Instead,  your  letter of  December  16,  2005 conditions  the Board's  willingness  to enter into serious  discussions  on two preconditions:  (1)  Newcastle  enter into a  confidentiality  agreement and (2)
Newcastle  provide  information  regarding  six  (6)  areas  identified  in your
December 16, 2005 letter.

         With regard to the confidentiality  agreement,  the Board is well aware that Newcastle  entered into a  confidentiality  agreement  dated July 10, 2005, which  remains in effect until July 10, 2006.  Obviously  there is no need for a new  confidentiality  agreement.  That being said, to move things along,  if the
Board is concerned about the duration of the existing confidentiality agreement,
Newcastle  will agree that such  provisions  relating to the  expiration  period under  Paragraph  12(a) will remain in effect for two (2) years from the date of this letter.

         With respect to the Board's  request for additional  information on the six points  raised in your letter,  we have  received a proposal from a national lender to provide a $140  million  asset-based  credit  facility  which would be collateralized by collateral  substantially equivalent to the Company's existing senior credit  facility.  With regard to your question on key covenants,  we are prepared to try to finalize  key covenant  terms to  accommodate  the  Company's request,  and in  order  to do so,  we  request  that the  Company  provide  the information  set forth in  attachment  "A." We will be  prepared  promptly  upon receipt of such  information to finalize the proposed terms of the senior credit facility  proposal  to address the  Company's  concerns.  For your  information,
Newcastle has also been  contacted by other  national bank lenders who are ready and willing to provide an asset-based senior credit facility.

         With  regard  to  the  subordinate  portion  of  the  credit  facility,
Newcastle would replace the facility on substantially  the same terms as enjoyed by  current  lenders,  or  would  pay it off as  part of  Newcastle's  permanent financing.  Closing would be  conditional on and occur  simultaneously  with the closing of Newcastle's tender offer. No upfront fees would be charged.

         As you know, Newcastle is a privately-held  partnership. We can confirm to you that Newcastle has  sufficient  cash on hand to fund all of its financial
obligations  under  our  offer.   Further,   there  are  no  restrictions  under
Newcastle's  partnership  agreements  which  would limit our ability to fund and close our offer. We would be prepared,  subject to the Company  entering into an appropriate confidentiality agreement, to provide documentation to the Company's advisors so that they can confirm the foregoing.

         With regard to the Company's trade vendors,  Newcastle is well aware of the  Company's  agreements  with the trade and is prepared to honor the terms of such agreements. Upon receipt of the information requested in attachment "A", we can further  address with  specificity the request to advise on terms for future merchandise  shipments.  We believe,  however,  upon the closing of  Newcastle's proposed merger,  Whitehall will be well capitalized and would anticipate vendor financing on normal credit terms.

         We are  confused  by the final two  points of your  December  16,  2005 letter.  First, if Newcastle replaces the existing senior credit facility,  then the additional $20 million Prentice financing characterized as being integral to current senior  lenders would be  irrelevant.  On the other hand, if the current senior lenders wish to remain in place,  Newcastle  would provide the additional
$20 million  financing on  substantially  the same terms and  conditions  as the
Prentice financing without the conversion features.

         Second, with regard to Newcastle's strategic plans for the Company, we do not understand why it is relevant that the Board opine on our strategic plans regarding issues such as merchandising and inventory management that will pertain to the post-transaction period. Newcastle has offered (i) to acquire and intends to acquire, upon and subject to the satisfaction of the conditions in our offer and the back-end merger, all of the Company's outstanding capital stock, (ii) to replace in full or pay off the Prentice bridge facility, (iii) to replace the Company's senior credit and subordinate credit facility or obtain the consent of the senior lenders thereto and (iv) to honor the Company's agreements with the trade and its other contractual obligations. Therefore, we believe the topic of strategic plans is yet another attempt by the Board to confuse the real issue, whether this transaction is in the best interests of the
Company's stockholders and any other constituents to whom the Board owes a fiduciary duty. Given the capitalization proposed by both Prentice and
Newcastle, that duty, as you are aware, should be primarily to the Company's stockholders.

         In  conclusion,  we do not view any of the points raised in your letter of December 16, 2005 as an obstacle to the Board  determining  that our offer is
fair  to,   advisable  and  in  the  best  interests  of  the  Company  and  its stockholders.  I will be contacting  you  immediately to see if we can open up a meaningful  dialogue and initiate  serious  discussions  to further  address the
Board's  concerns.  We also hope that you will  immediately  provide us with the requested  information so that we can fully and properly  respond to the request to address at the present time our future strategic plans for the Company.

                                   Very truly yours,

                                   NEWCASTLE PARTNERS, L.P.

                                   By:  Newcastle Capital Management, L.P.,
                                        its general partner

                                   By:  Newcastle Capital Group, L.L.C.,
                                        its general partner

                                   By: /s/ Mark Schwarz
                                       ----------------
                                       Mark Schwarz, Managing Member

cc:      Mr. Robert L. Baumgardner,
         Chief Executive Officer

                                  ATTACHMENT A

Provide the following information in electronic Excel format when possible:
1.       Detailed monthly results for September, October, and November 2005
         i.       Income, cash flow, and balance sheet statements
         ii.      Comparable store sales
         iii.     Merchandise margins by product type
         iv.      Store-level expenses
         v.       Ending availability under the company's lending agreements
         vi.      Advisor fees and other transaction expenses
         vii.     Termination  payments  to  management  or  other  payments  to management  that were not in the normal course 2. Weekly sales and merchandise margin results by product type for the past 16 weeks (including the most recently completed week)
3.       Sales and store-level profit for each store for the past 16 weeks
         i.       Note those stores that are among the 77 stores to be closed
4.       Inventory and payable balances at the end of each of the past 16 weeks
         i.       New merchandise received from vendors during the week
         ii.      Payments made to vendors during the week
5.       Most recent working capital and debt balances (preferably within the past week)
         i.       Debt outstanding
         ii.      Cash on hand
         iii.     Outstanding trade and other payables, with aging schedule
         iv.      Inventory on hand in stores and in transit
         v.       Inventory balance by merchandise type, including "ESC" inventory
         vi.      Consignment inventory balance
6.       Outstanding merchandise orders to vendors and expected date of receipt
7.       Definitive  agreements or draft  agreements with the vendors  regarding past-due payable balances and terms of new merchandise orders
8.       The most recent borrowing base certificate issued by the company to its bank group 9. The most recent appraisal of the company's inventory
10.      Any  substantive  communication  to or from the company's bank group or amendments to lending  agreements  within the past three months that is not publicly available
11.      Summary of outstanding engagement agreements with advisors and schedule
         of  payables  due  to  advisors  for  services   performed
         i.       Include calculation of contingent fees that may be paid if the proposed transaction with Newcastle is completed
12.      Presentations or memoranda produced by the current management team that describe  potential  operating  turnaround  plans  for the  company
         i.       Include proposed  marketing,  merchandising,  real estate, and store operations strategies
13.      Current  status  of  any  on-going   recruiting   searches  for  senior
         management positions
14.      Monthly   projection  model  for  the  next  three  years  produced  by management that reflects actual results of the most recently  completed week
         i.       Income, cash flow, and balance sheet statements
         ii.      Comparable
                  store sales
         iii.     Sales and cost of goods  break-out  by  consignment  and asset merchandise
         iv.      Merchandise purchases
         v.       Merchandise margin
         vi.      Store-level expenses
         vii.     Advisor fees and other transaction expenses
         viii.    Projected availability under the company's lending agreements
         ix.      Number of stores to be opened or closed in each month
         x.       Include  projection  scenarios  that the company has discussed with the board of directors
15.      Overview of the expected liquidation proceeds from the 77 stored to be closed

         i.       The projected book value and net liquidation  proceeds for the inventory in each store
         ii.      The entire agreements with third-party liquidators
         iii.     Any other reports  received by the company from  third-parties regarding the liquidation process
16.      Overview of lease terms for each of the 77 stores to be closed
         i.       Name of landlord
         ii.      Term and rent expense
         iii.     Ability to sub-lease
         iv.      Liability if lease is terminated at the end of January
         v.       The  company's  estimate  for the  likely  negotiated  cost of terminating the lease
         vi.      Status of negotiations with landlord
         vii.     Any  reports  received  by  the  company  from   third-parties
                  regarding  the  lease   termination   process  17.   Projected
                  post-Christmas  balance  sheet,  including  sources  and  uses
                  reconciling   to  the  October  31,  2005  balance  sheet  and
                  including  all fees,  expenses and  termination  payments that would be triggered by the proposed Newcastle financing.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

         Newcastle  Partners,  L.P.  ("Newcastle"),   together  with  the  other
Participants (as defined below), has made a preliminary filing with the SEC of a proxy statement (the "Preliminary  Proxy Statement") and accompanying proxy card to be used to solicit votes against proposals of Whitehall Jewellers,  Inc. (the
"Company")  relating to a pending financing  transaction between the Company and investment  funds  managed by Prentice  Capital  Management,  L.P.  and Holtzman
Opportunity Fund, L.P. and for the election of its slate of director nominees at a special meeting of  stockholders  scheduled for January 19, 2006 (the "Special
Meeting").

         NEWCASTLE  ADVISES  ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE PROXY
STATEMENT  AND OTHER PROXY  MATERIALS  RELATING  TO THE SPECIAL  MEETING AS THEY
BECOME  AVAILABLE  BECAUSE  THEY  CONTAIN  IMPORTANT  INFORMATION.   SUCH  PROXY
MATERIALS   ARE   AVAILABLE   AT  NO   CHARGE   ON  THE   SEC'S   WEB   SITE  AT
HTTP://WWW.SEC.GOV.  IN ADDITION,  THE  PARTICIPANTS  IN THE  SOLICITATION  WILL
PROVIDE COPIES OF THE PROXY MATERIALS,  WITHOUT CHARGE,  UPON REQUEST.  REQUESTS
FOR COPIES SHOULD BE DIRECTED TO THE  PARTICIPANTS'  PROXY SOLICITOR,  MACKENZIE
PARTNERS,  INC.,  AT ITS  TOLL-FREE  NUMBER:  (800)  322-2885  OR BY E-MAIL  AT:
PROXY@MACKENZIEPARTNERS.COM.

         THE  PARTICIPANTS  IN THE PROXY  SOLICITATION  ARE NEWCASTLE  PARTNERS,
L.P.,  NEWCASTLE CAPITAL MANAGEMENT,  L.P.,  NEWCASTLE CAPITAL GROUP, L.L.C, JWL
ACQUISITION  CORP., MARK E. SCHWARZ,  STEVEN J. PULLY,  JOHN P. MURRAY,  MARK A.
FORMAN,   MARK  J.  MORRISON  AND  CLINTON  J.  COLEMAN  (THE   "PARTICIPANTS").
INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS
AVAILABLE IN THE SCHEDULE 13D JOINTLY  FILED WITH THE SEC ON APRIL 19, 2005,  AS
SUBSEQUENTLY  AMENDED ON JULY 7, 2005,  OCTOBER 27,  2005,  NOVEMBER  30,  2005,
DECEMBER 5, 2005 AND DECEMBER 14, 2005, AND THE PRELIMINARY PROXY STATEMENT.